Amendment No. 1 To Merger Agreement

Dated December 30, 2017

This Amendment No. 1 to Merger Agreement (this “Amendment”) is entered into as of the date first set forth above, by and between AG Acquisition Group, Inc., a Delaware corporation (the “Parent”), AG-GT Merger Sub, Inc., a Colorado corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Global Technology Resources, Inc., a Colorado corporation (the “Company”) and Gregory Byles, as representative of the Shareholders (as defined below) of the Company hereunder (the “Shareholders’ Representative”).

WHEREAS, Parent, Merger Sub, the Company, Shareholders’ Representative and the Shareholders are parties to that certain Merger Agreement, dated as of October 23, 2017 (the “Original Agreement”) and now wish to amend the Original Agreement as set forth herein; and

WHEREAS, Pursuant to Section 9.09 of the Original Agreement, the Shareholders’ Representative may bind the Shareholders of the Company to an amendment of the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment. Pursuant to Section 9.09 of the Original Agreement, the date “December 31, 2017” in Section 7.03(f) of the Original Agreement is hereby amended to read “January 31, 2018”.

2.	Miscellaneous.

(a)	Defined terms used herein without definition shall have the meaning given to them in the Original Agreement.

(b)	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without application of the conflicts of laws provisions thereof.

(c)	This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Original Agreement. Except as specifically modified hereby, all of the provisions of the Original Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

(d)	This Amendment may be executed in any number of counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

AG Acquisition Group, Inc.

By:	/s/ Howard Gostfrand
Name:	Howard Gostfrand
Title:	Chief Executive Officer

AG-GT Merger Sub, Inc.

By:	/s/ Laura Anthony
Name:	Laura Anthony
Title:	Chief Executive Officer

Global Technology Resources, Inc.

By:	/s/ Gregory Byles
Name:	Gregory Byles
Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

By:	/s/ Gregory Byles
Name:	Gregory Byles

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